Exhibit 10.2

FIRST AMENDMENT TO SUBORDINATED PROMISSORY NOTE

This FIRST AMENDMENT TO SUBORDINATED PROMISSORY NOTE (this “Amendment”) is made as of June 25, 2008, by and between OPTELECOM-NKF, INC., a Delaware corporation (“Optelecom”) and DRAKA HOLDING, N.V., a limited liability company organized under the laws of The Netherlands, or its permitted assigns (the “Holder”).

On March 8, 2005, Optelecom, under the name Optelecom, Inc., made a Subordinated Promissory Note payable to the Holder in the principal amount of Nine Million Euro (€9,000,000) (such Subordinated Promissory Note being hereinafter called the “Note”).  Optelecom and the Holder have agreed to amend a certain provisions of the Note subject to and in accordance with this Amendment.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Holder and Optelecom agree as follows:

1.          Recitals.  The Holder and Optelecom acknowledge that the above recitals to this Amendment are true and correct, and agree that the same are incorporated by reference into the body of this Amendment.  Unless otherwise specifically defined herein, all terms defined by the provisions of the Note shall have the same meanings ascribed to such terms by the provisions of the Note when used herein.

2.                              Amendment to the Note.

2.1.  The Note is hereby amended as of the date of this Amendment by deleting Section 6 (a) subsections (i), (ii) and (iii) of the Note in their entirety and by substituting the following in lieu thereof:

 “(i)         Reserved.

(ii)       a term loan made by the Bank to Optelecom-NKF Holding B.V. (“ONH”) in the amount of Four Million One Hundred Ninety Five Thousand Sixty Five Dollars and Sixty Cents ($4,195,065.60) and any refinancing or other modification of such term loan (provided that, except as permitted under Section 6(a)(v), any such refinancing or other modification of such term loan shall not increase the aggregate outstanding principal amount thereof), and any debentures, notes or other evidence of indebtedness issued in exchange for such term loan, in all cases whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, joint or several, and including without limitation all interest, late fees, and collection costs associated with such term loan (the “Acquisition Debt”);

(iii)      a revolving credit facility or facilities provided by the Bank to Optelecom and ONH in an amount not to exceed FIVE MILLION Dollars ($5,000,000) (or the Euro currency equivalent of FIVE MILLION Dollars ($5,000,000)) and any debentures, notes or other evidence of indebtedness issued in exchange for such revolving credit facility or facilities, in all cases whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, joint or several, and including without limitation all interest, late fees, and collection costs associated with such revolving credit facility or facilities (the “Optelecom Revolver”);”

2.2.  The Note is hereby amended as of the date of this Amendment by deleting the first sentence in Section 6 (f) in its entirety and by substituting the following in lieu thereof:

Upon the occurrence of an Event of Default or a Change in Control hereunder, the Holder may exercise all the rights and remedies available to it under Section 5(a) and 5(b) (as applicable), and may exercise all other rights and remedies available to it under applicable law or under this Note; for collection or enforcement of this Note, the Agreement or the Pledge Agreement (as defined in Section 7 hereof); provided that, except as set forth in the immediately succeeding sentence, the Holder shall not commence or continue any action, suit or proceeding against Optelecom or its assets, or exercise any other remedies available to it at law or under this Note, the Agreement or the Pledge Agreement, for collection or enforcement of this Note for a period of One Hundred Eighty (180) days after (i) the date of an Event of Default under Section 4(a), 4(b), or 4(c) hereof; (ii) the date all or any portion of the Senior Indebtedness of Optelecom or ONH is accelerated; or (iii) the Maturity Date if on the Maturity Date there exists any Senior Indebtedness Default or any condition which, with notice or lapse of time, or both, would constitute a Senior Indebtedness Default.

2.3.  The Note is hereby amended as of the date of this Amendment by deleting Section 7 in its entirety and by substituting the following in lieu thereof:

“7.           Security.  This Note is secured by that certain Deed of Pledge of Shares in Optelecom-NKF Holding B.V. dated June 25, 2008 (the Pledge Agreement”), by and among Optelecom, the Holder and ONH under which thirty-five percent (35%) of the issued share capital of ONH are being pledged to the Holder to secure Optelecom’s obligations hereunder, as more particularly described therein.  The Holder hereby acknowledges and consents that any security interest granted to it under the Pledge Agreement is subject and subordinated to the rights granted to the Bank under this Note, and that in case of an Event of Default, the following limitations shall apply to the Holder’s rights under the Pledge Agreement (collectively the “Senior Debt Rights”):

(a)           The Holder shall not exercise any remedies available to it under the Pledge Agreement, (i) at any time prior to the payment and satisfaction in full of the Acquisition Debt, and (ii) for a period of One Hundred Eighty (180) days after any of the events set forth in clauses (i), (ii) or (iii) of Section 6(f) hereof.

(b)           The Holder hereby acknowledges and agrees that in order to secure Optelecom’s obligations to the Bank under the Acquisition Debt and the Optelecom Revolver, Optelecom has pledged, among other things, sixty five percent (65%) of the issued share capital of ONH (the “ONH Capital Stock”) to the Bank to secure Optelecom’s obligations to the Bank (such pledge being hereinafter called the “Bank Stock Pledge”).  If at any time the Bank exercises its rights under the Bank Stock Pledge and desires in connection with the exercise of such rights to sell, exchange, convey, or otherwise transfer, in a commercially reasonable manner, in one or a series of related transactions to one or more independent third parties (each, a “Purchaser”), all of the ONH Capital Stock (a “ONH Stock Sale”), then the Bank may require the Holder to participate in such ONH Stock Sale by delivering written notice of the ONH Stock Sale to the Holder, and the Holder agrees that upon receipt of such written notice it shall (A) consent to such ONH Stock Sale and take such actions as are reasonably necessary to evidence its consent to such ONH Stock Sale and to evidence that each Purchaser is acquiring the ONH Capital Stock free and clear of any liens created under the Pledge Agreement; (B) to the extent it has possession of the ONH Capital Stock, deliver the ONH Capital Sale to the Bank; (C) to the extent the ONH Capital Stock is registered in the name of the Holder, deliver to the Bank stock powers or other authorization that will induce the transfer agent or other registrar of the ONH Capital Stock to change the registration to that of the Bank, or the Purchaser of the ONH Capital Stock as the Bank deems to be reasonably necessary to affect the sale of the ONH Stock; (D) to the extent deemed reasonably necessary by the Bank to affect the sale of the ONH Capital Stock, join the sale to effect the transfer by entering into any purchase and sale agreement or other agreement under the terms of which such sale is consummated, and (E) do all things that the bank deems to be reasonably necessary to affect the sale of the ONH Capital Stock.  The Holder further agrees that upon consummation of any ONH Stock Sale, its only right with respect to the ONH Capital Stock shall solely be to receive that portion, if any, of the aggregate proceeds received from the Purchaser(s) in the ONH Stock Sale (the “Sale Proceeds”) equal to the lesser of (x) thirty five percent (35%) of the Sale Proceeds, or (y) the amount of Sale Proceeds remaining after the Acquisition Debt has been paid and satisfied in full, and any and all other rights of the Holder under the Pledge Agreement or otherwise with respect to the ONH Capital Stock shall terminate and have no further force and effect.

(c)   By the Holder’s acceptance of this Note, the Holder agrees that (i) the provisions of this Section 7, and other provisions of this Note and the Pledge Agreement that relate to the Senior Debt Rights and the Holder’s subordination of all amounts payable hereunder to the payment of the Acquisition Debt and the Optelecom Revolver, are for the benefit of the Bank and holders from time to time of the Acquisition Debt and the Optelecom Revolver, and, so long as any of the Acquisition Debt or the Optelecom Revolver remain unpaid, may not be rescinded or canceled in whole or in part without the prior written consent thereto of the Bank; (ii) the Bank may rely on this Section 7 and the other provisions of this Note that relate to the Senior Debt Rights and the Holder’s subordination of all amounts payable hereunder to the payment of the Acquisition Debt and the Optelecom Revolver; and (iii) the Bank shall be a third party beneficiary hereof and as such shall be entitled to enforce this Section 7.”

2.4. The Note is hereby amended as of the date of this Agreement by adding the following as Section 8.4 thereof:

“8.4 Certain Covenants and Acknowledgements.  Except as might be required in accordance with the Senior Indebtedness Documents, Optelecom agrees that it will not (i) sell, convey, assign, or otherwise transfer its interests in ONH to any third party, (ii) consent to the sale, conveyance, assignment, or other transfer by ONH to a third party of any of ONH’s interest in Optelecom-NKF, B.V., (iii) take any action which would result in a reduction of the value, or might jeopardize the existence or enforceability, of the ONH Capital Stock, (iv) issue any new shares in ONH or permit ONH to issue any new shares in Optelecom-NKF, B.V., (v) purchase or retire or reduce the nominal value of the shares of ONH or permit ONH to purchase or retire or reduce the nominal value of the shares of Optelecom-NKF, B.V., or (vi) grant any rights in relation to the shares of ONH or permit ONH to grant any rights in relation to the shares of Optelecom-NKF, B.V., in each case without the prior written consent of the Holder.  Holder acknowledges and agrees that Bank shall be entitled to exercise any rights or remedies available to it following the occurrence of a Senior Indebtedness Default, including, without limitation, the right under the Bank Stock Pledge to conduct an ONH Stock Sale to a Purchaser, and that upon any such ONH Stock Sale, the provisions of this Section 8.4 shall automatically be of no further force and effect.”

3.     Amendment Only.  This Amendment is only an agreement amending a certain provisions of the Note.  All of the provisions of the Note are incorporated herein by reference and shall continue in full force and effect as amended by this Amendment.  Optelecom hereby ratifies and confirms all of its obligations, liabilities and indebtedness under the provisions of the Note as amended by this Amendment.

4.     Applicable Law, Etc.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules regarding conflicts of laws, other than such principles directing application of the laws of the State of Delaware.  This Amendment and shall be binding upon and inure to the benefit of the Holder and Optelecom and their respective successors and assigns.

FIRST AMENDMENT TO SUBORDINATED PROMISSORY NOTE

IN WITNESS WHEREOF, Optelecom and the Holder have executed this Amendment under their respective seals, the day and year first written above.

WITNESS/ATTEST:	OPTELECOM-NKF, INC.

	By:		(Seal)

Name		Name	Title

WITNESS OR ATTEST:	DRAKA HOLDING, N.V.

	By:		(Seal)

Name		Name	Title